Exhibit 99.1

For Immediate Release

For more information:
Jefferson Harralson
Chief Financial Officer
(864) 240-6208
Jefferson_Harralson@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES
QUARTERLY CASH DIVIDEND INCREASE AND AN UPDATED SHARE REPURCHASE PROGRAM

GREENVILLE, SC, November 7, 2019 - United Community Banks, Inc. (NASDAQ: UCBI) (“United”), reported that its Board of Directors approved an increase of its regular quarterly cash dividend to $0.18 per common share. The dividend is payable January 6, 2020 to shareholders of record on December 16, 2019. This represents a 12.5% increase over the quarterly dividend a year ago.

The Board of Directors also authorized an updated repurchase program of $50 million of its outstanding common shares that may be acquired through December 31, 2020. The shares may be repurchased periodically in open market transactions at prevailing market prices, in privately negotiated transactions, or by other means in accordance with federal securities laws, and the program may be suspended or discontinued at any time without notice. The actual timing, number and value of shares repurchased under the program will be determined by management at its discretion and will depend on a number of factors, including the market price of United’s stock, general market and economic conditions, and applicable legal requirements. Repurchased shares will become treasury shares and may be utilized for general corporate purposes.

About United Community Banks, Inc.
United Community Banks, Inc. (NASDAQ: UCBI) is a bank holding company headquartered in Blairsville, Georgia, with executive offices in Greenville, South Carolina. United is one of the southeast region’s largest full-service financial institutions with $12.8 billion in assets, and 147 offices in Georgia, North Carolina, South Carolina and Tennessee. It operates principally through United Community Bank, its bank subsidiary, which specializes in personalized community banking services for individuals, small businesses and companies. Services include a full range of consumer and commercial banking products, including mortgage, advisory, and treasury management. Respected national research firms consistently recognize United Community Bank for outstanding customer service. For five of the past six years, J.D. Power has ranked United Community Bank first in customer satisfaction in the Southeast. In 2019, for the sixth consecutive year, Forbes magazine included United on its list of the 100 Best Banks in America, and for the first time included United on its list of The World’s Best Banks. Additional information about UCBI and the Bank can be found at www.ucbi.com.